Exhibit (a)(1)(B)
FORM OF COMMUNICATION TO ELIGIBLE OPTIONHOLDERS

Date:	August 11, 2009

To:	Certain Employees of Endwave Corporation

From:	Ed Keible

Re:	Offer to Exchange Certain Outstanding Stock Option Grants for New Stock Option Grants
     A cornerstone of Endwave’s success has been employee retention and motivation. Accordingly, since some of your outstanding option grants have exercise prices that are significantly higher than the current market price of our common stock, we felt it appropriate to offer a stock option exchange program. Attached you will find the following documents related to Endwave Corporation’s stock option exchange program: an Offer to Exchange Certain Outstanding Stock Option Grants for New Stock Option Grants, an Election Form (including instructions), an Eligible Option Summary Sheet and a Notice of Withdrawal with Instructions.
NOTE: Attached to this letter, you will find a “Summary of Option Exchange Terms” providing the highlights of the 2009 Option Exchange Program.
     Please carefully read the documents and instructions attached to this letter. The Election Form and Eligible Option Information Sheet must be returned as indicated in the enclosed materials to Theresa Medina, so that it is received before 5:00 p.m., Pacific Time, on September 9, 2009 (or a later expiration date if we extend the offer).
     If you have any questions about the exchange offer, please contact Curt Sacks at (408) 522-3127, or by email at curt.sacks@endwave.com.

SUMMARY OF 2009 OPTION EXCHANGE
TERMS/HIGHLIGHTS
•	Outstanding Options: All outstanding options with exercise prices over $5.00 are eligible for the option exchange program.

Note: You cannot split an option, but you may choose to exchange only certain options. (example: you have three options granted on different dates and/or years; you may exchange one, two or all three options.)

•	Exchange ratio: 3 to 1 (example: old option 600 shares — new option 200 shares). If there is a fractional share, it will be rounded down.

•	Vesting of new option: 2 years (1/4 at 6 mon cliff and quarterly thereafter) from grant date (tentatively set for September 11, 2009)

•	New Exercise Price: The exercise price will be set on the close of market the day before the grant date.

•	Election Form: The Election Form MUST be filled out completely (sign, print your name, SSN and dated). If married, your spouse MUST sign and date the “Spousal Consent” form.

•	Option Information Sheet: The Option Information sheet MUST be returned with the signed Election Form.
Please read the attached documents carefully and if you have questions, you may contact Curt Sacks at curt.sacks@endwave.com. If you have questions related to tax implications, please contact your personal tax advisor as we cannot advise you on tax related issues.
THE COMPLETED ELECTION FORM AND OPTION INFORMATION SHEET MUST BE RETURNED NO LATER THAN 5:00 P.M. ON SEPTEMBER 9, 2009. NO EXCEPTIONS!